Exhibit (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Other Services” in the Statement of Additional Information and to the incorporation by reference of our report dated August 27, 2014 on the financial statements and financial highlights of Dupree Mutual Funds, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2014, in Post-Effective Amendment Number 59 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-64233), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 31, 2014